Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Third Quarter 2019 Financial Results

LEAWOOD, KANSAS, USA - October 22, 2019 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports third quarter 2019 financial results.

Euronet reports the following consolidated results for the third quarter 2019 compared with the same period of 2018:

•	Revenues of $787.0 million, a 10% increase from $714.5 million (14% increase on a constant currency(1) basis).

•	Operating income of $194.0 million, a 29% increase from $150.9 million (34% increase on a constant currency basis).

•	Adjusted EBITDA(2) of $227.3 million, a 25% increase from $181.4 million (30% increase on a constant currency basis).

•	Net income attributable to Euronet of $137.6 million or $2.46 diluted earnings per share, compared with net income of $102.7 million or $1.89 diluted earnings per share.

•	Adjusted earnings per share(3) of $2.84, a 31% increase from $2.16.

•	Transactions of 1.23 billion, a 21% increase from 1.02 billion.

"We delivered a strong third quarter with double-digit growth across all of our consolidated metrics -- highlighted by adjusted earnings per share of $2.84, a 31% year-over-year increase, and the sixth consecutive quarter we have delivered double-digit adjusted EPS growth," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "This strong result was made possible by revenue and operating income contributions from all three segments, together with certain income tax benefits. We are particularly pleased with the strength of the revenue growth, which would have been between $15 and $20 million higher had foreign currencies not depreciated against the U.S. dollar since the beginning of the year. EFT delivered strong double-digit growth across all metrics driven by their continued investment in ATM and product expansion together with the global expansion of Visa DCC. epay's double-digit operating income growth was the result of the continued expansion of digital media products. Money Transfer delivered solid results with continued success in both the physical and digital channels."

See the reconciliation of non-GAAP items in the attached financial schedules.

Segment and Other Results

The EFT Processing Segment reports the following results for the third quarter 2019 compared with the same period or date in 2018:

•	Revenues of $316.2 million, a 21% increase from $261.7 million (26% increase on a constant currency basis).

•	Operating income of $150.9 million, a 37% increase from $110.4 million (42% increase on a constant currency basis).

•	Adjusted EBITDA of $168.9 million, a 33% increase from $127.1 million (38% increase on a constant currency basis).

•	Transactions of 800 million, a 13% increase from 711 million.

•	Operated 47,209 ATMs as of September 30, 2019, a 13% increase from 41,902.

Double-digit constant currency revenue, operating income and adjusted EBITDA growth was largely the result of a 13% year-over-year increase in active ATMs, a 13% increase in transactions, and the expansion of Visa dynamic currency conversion (DCC) to worldwide ATM cash withdrawals. The increase in transactions was primarily from growth in Europe and Asia - including an increase in traditional cash withdrawals as well as the number of value-added transactions, such as DCC, domestic and international surcharge, and foreign currency dispensing transactions - on both ATMs and point-of-sale terminals.

Year-over-year ATM growth is the result of more than 6,800 new high-value ATM deployments in Europe and Asia, including approximately 2,500 outsourcing ATMs in Asia, and 170 more low-margin ATMs in India, partially offset by de-installation of approximately 1,300 unprofitable ATMs at YourCash and approximately 370 more winterized machines than the prior year.

The epay Segment reports the following results for the third quarter 2019 compared with the same period or date in 2018:

•	Revenues of $191.1 million, a 3% increase from $185.4 million (7% increase on a constant currency basis).

•	Operating income of $20.1 million, a 23% increase from $16.4 million (27% increase on a constant currency basis).

•	Adjusted EBITDA of $21.7 million, a 19% increase from $18.3 million (23% increase on a constant currency basis).

•	Transactions of 398 million, a 40% increase from 284 million.

•	Point-of-sale ("POS") terminals of approximately 710,000 as of September 30, 2019, a 7% increase from approximately 663,000.

•	Retailer locations of approximately 329,000 as of September 30, 2019, a 5% increase from approximately 313,000.

epay constant currency revenue, operating income and adjusted EBITDA growth was primarily from continued digital media growth.

Transaction growth was the result of increases across Europe and strong contributions from India, which included a large volume of low-margin mobile top-up transactions.

epay terminal and location counts for the prior period have been restated to conform with the current presentation which eliminates intra-segment counts.

The Money Transfer Segment reports the following results for the third quarter 2019 compared with the same period or date in 2018:

•	Revenues of $280.8 million, a 5% increase from $268.4 million (7% increase on a constant currency basis).

•	Operating income of $35.6 million, a 4% increase from $34.3 million (6% increase on a constant currency basis).

•	Adjusted EBITDA of $43.7 million, a 4% increase from $42.2 million (6% increase on a constant currency basis).

•	Total transactions of 29.3 million, a 5% increase from 27.8 million.

•	Network locations of approximately 389,000 as of September 30, 2019, an 8% increase from approximately 361,000.

Constant currency revenue, operating income and adjusted EBITDA growth was driven by strong double-digit contributions from U.S. outbound and international originated remittances, partially offset by limited growth from the xe business stemming from Brexit uncertainties and the previously announced decline in U.S. domestic transfers as a result of additional identification requirements on domestic transactions.

Money transfers grew 5% and non-transfer transactions, such as currency exchange and check cashing, grew 6%, resulting in total transaction growth of 5%.

Corporate and Other reports $12.6 million of expense for the third quarter 2019 compared with $10.2 million for the third quarter 2018. The increase in corporate expense is largely the result of higher short-term and long-term incentive compensation based on Company performance.

Balance Sheet and Financial Position
Unrestricted cash on hand was $1.73 billion as of September 30, 2019, compared to $1.56 billion as of June 30, 2019. The increase in cash resulted from cash generated from operations and settlement timing in the business, partially offset by approximately $40 million in share repurchases in the third quarter.

Total indebtedness was $1.10 billion as of September 30, 2019, compared to $1.14 billion as of June 30, 2019. The decrease in debt was primarily from the impact of foreign currency translation on the Company's Euro-denominated debt.

Effective January 1, 2019, the Company adopted Accounting Standards Codification No. 842 ("ASC 842") to record operating leases on its consolidated balance sheet. As of September 30, 2019, the Company reported $361.7 million in net Right of Use Lease Assets with a similar amount recorded in Operating Lease Liabilities, both current and long-term. There was no impact on the consolidated statement of operations.

Guidance
The Company currently expects adjusted earnings per share for the fourth quarter 2019, assuming foreign currency exchange rates remain stable through the end of the quarter, to be approximately $1.61.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP to non-GAAP reconciliation, including adjustments that would be necessary for currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted EBITDA is defined as net income excluding, to the extent incurred in the period, interest, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill and intangible asset impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on October 23, 2019, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of digital media and prepaid mobile phone time.

Euronet's global payment network is extensive - including 47,209 ATMs, approximately 305,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 54 countries; card software solutions; a prepaid processing network of approximately 710,000 POS terminals at approximately 329,000 retailer locations in 52 countries; and a global money transfer network of approximately 389,000 locations serving 161 countries. With corporate headquarters in Leawood, Kansas, USA, and 65 worldwide offices, Euronet serves clients in approximately 170 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including the effects in Europe of the U.K.'s departure from the E.U. and economic conditions in specific countries and regions; technological developments affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; Visa's rule change to allow our ATMs to provide DCC beginning mid-April 2019; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and the European Union's General Data Privacy Regulation and Revised Payment Service Directive requirements; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including DCC transactions; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing, availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	September 30,	As of
	2019	December 31,
	(unaudited)	2018

ASSETS
Current assets:
Cash and cash equivalents	$1,730.9	$1,054.4
Restricted cash	63.9	76.6
Trade accounts receivable, net	663.0	693.6
Prepaid expenses and other current assets	275.5	263.0

Total current assets	2,733.3	2,087.6

Property and equipment, net	321.8	291.9
Right of use lease asset, net	361.7	—
Goodwill and acquired intangible assets, net	782.2	818.7
Other assets, net	115.1	123.0

Total assets	$4,314.1	$3,321.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$1,304.0	$1,334.9
Current portion of operating lease liabilities	122.2	—
Short-term debt obligations	24.5	43.5

Total current liabilities	1,450.7	1,378.4

Debt obligations, net of current portion	1,067.7	589.8
Operating lease liabilities, net of current portion	230.4	—
Capital lease obligations, net of current portion	8.6	8.2
Deferred income taxes	56.0	57.1
Other long-term liabilities	55.2	54.8

Total liabilities	2,868.6	2,088.3

Equity	1,445.5	1,232.9

Total liabilities and equity	$4,314.1	$3,321.2

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2019	2018

Revenues	$787.0	$714.5

Operating expenses:
Direct operating costs	405.1	388.2
Salaries and benefits	101.4	93.1
Selling, general and administrative	58.7	55.8
Depreciation and amortization	27.8	26.5
Total operating expenses	593.0	563.6
Operating income	194.0	150.9

Other income (expense):
Interest income	0.6	0.3
Interest expense	(9.1)	(11.4)
Foreign currency exchange loss	(11.0)	(2.7)
Total other expense, net	(19.5)	(13.8)
Income before income taxes	174.5	137.1

Income tax expense	(37.0)	(34.9)

Net income	137.5	102.2
Net loss attributable to noncontrolling interests	0.1	0.5
Net income attributable to Euronet Worldwide, Inc.	$137.6	$102.7

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$2.46	$1.89

Diluted weighted average shares outstanding	55,972,061	54,263,892

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended September 30, 2019

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$137.5

Add: Income tax expense					37.0
Add: Total other expense, net					19.5

Operating income (expense)	$150.9	$20.1	$35.6	$(12.6)	$194.0

Add: Depreciation and amortization	18.0	1.6	8.1	0.1	27.8
Add: Share-based compensation	—	—	—	5.5	5.5

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$168.9	$21.7	$43.7	$(7.0)	$227.3

	Three months ended September 30, 2018

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$102.2

Add: Income tax expense					34.9
Add: Total other expense, net					13.8

Operating income (expense)	$110.4	$16.4	$34.3	$(10.2)	$150.9

Add: Depreciation and amortization	16.7	1.9	7.9	—	26.5
Add: Share-based compensation	—	—	—	4.0	4.0

Earnings (expense) before interest, taxes, depreciation, amortization, and share-based compensation (Adjusted EBITDA) (1)	$127.1	$18.3	$42.2	$(6.2)	$181.4

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2019	2018

Net income attributable to Euronet Worldwide, Inc.	$137.6	$102.7

Foreign currency exchange loss	11.0	2.7
Intangible asset amortization(1)	5.0	5.6
Share-based compensation(2)	5.5	4.0
Non-cash interest accretion(3)	3.7	2.9
Income tax effect of above adjustments(4)	(6.2)	(0.8)
Non-cash GAAP tax expense(5)	2.8	0.7

Adjusted earnings(6)	$159.4	$117.8

Adjusted earnings per share - diluted(6)	$2.84	$2.16

Diluted weighted average shares outstanding (GAAP)	55,972,061	54,263,892

Effect of unrecognized share-based compensation on diluted shares outstanding	204,741	245,964
Adjusted diluted weighted average shares outstanding	56,176,802	54,509,856

(1) Intangible asset amortization of $5.0 million and $5.6 million are included in depreciation and amortization expense of $27.8 million and $26.5 million for the three months ended September 30, 2019 and September 30, 2018, respectively, in the consolidated statements of income.

(2) Share-based compensation of $5.5 million and $4.0 million are included in salaries and benefits expense of $101.4 million and $93.1 million for the three months ended September 30, 2019 and September 30, 2018, respectively, in the consolidated statements of income.

(3) Non-cash interest accretion of $3.7 million and $2.9 million are included in interest expense of $9.1 million and $11.4 million for the three months ended September 30, 2019 and September 30, 2018, respectively, in the consolidated statements of income.

(4) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(5) Adjustment is the cash tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(6) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.